Exhibit 8.1

May 11, 2018

CrossAmerica Partners LP

600 West Hamilton St., Suite 500

Allentown, Pennsylvania 18101

Ladies and Gentlemen:

We have acted as counsel to CrossAmerica Partners LP, a Delaware limited partnership (the “Partnership”), CrossAmerica Finance Corp., a Delaware corporation (“Finance Corp.”), and certain other subsidiaries of the Partnership (the “Guarantors”), with respect to certain legal matters in connection with the preparation of a prospectus (the “Prospectus”) forming part of the Registration Statement on Form S-3 (File No. 333-214713) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Partnership, Finance Corp. and the Guarantors under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of the offer and sale from time to time by the Partnership of:

(1)	common units representing limited partner interests in the Partnership;

(2)	other classes of units representing limited partner interests in the Partnership;

(3)	debt securities of the Partnership, which may be co-issued by Finance Corp., consisting of senior debt securities or subordinated debt securities (the “Debt Securities”); and

(4)	guarantees of the Debt Securities by the Guarantors.

In connection with this opinion, we prepared the discussion (the “Discussion”) set forth under the caption “Material United States Federal Income Tax Consequences” in the Prospectus.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any matter not discussed herein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of (i) the Partnership’s and its general partner’s statements, covenants, and representations contained in the Prospectus, (ii) certain other filings made by the Partnership with the Commission; (iii) a representation letter provided to us by the Partnership and certain of its affiliates in support of this opinion, and (iv) other information provided to us by the representatives of the Partnership.

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Paul Hastings LLP with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Prospectus, and the representation letter, may affect the conclusions stated herein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm and this opinion in the Discussion and under the caption “Legal Matters” and “Material United States Federal Income Tax Consequences” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Paul Hastings LLP